Exhibit 10.1

2009 Qwest Management Bonus Plan Summary

Purpose

Qwest Communications International Inc.’s compensation philosophy is to pay for performance.  The purpose of this bonus plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements.

Eligibility

Except as set forth below, all Qwest management employees in non-sales-commissioned positions who are on the payroll during 2009 and who remain on the payroll until the “close date”, two weeks prior to the  bonus pay out date,  are eligible to participate in the 2009 Qwest Management Bonus Plan.  If a 2009 bonus is paid, the bonus payout is expected to occur during the first quarter of 2010.

Employees are ineligible for a bonus if their employment terminates, either voluntarily or involuntarily, prior to the bonus program close date; if they are hired after September 30, 2009; if they are on other incentive plans (e.g., sales compensation plans); if they are rated “Unacceptable” by their supervisor or, in the discretion of the supervisor, their performance and/or behavior does not warrant a payout. In addition, occupational employees, interns, contract employees and temporary employees are ineligible for a bonus.

Bonus Target Percentages

The target percentage used to calculate the bonus is expressed as a percentage of base salary. The target percentage varies based on an employee’s job responsibility and impact on the business.

Bonus Calculation

The bonus payment is based on three measures: Corporate Performance, Business Unit Performance, and Individual Performance and will be scored between 0% -150% for each of the performance measures described below.

1)             Corporate Performance (60% for all employees)

Corporate Performance is determined by the weighted average of the following:

Revenue (total company)  (20%)

EBITDA (total company)  (30%)

Cash Flow (total company)  (30%)

Imperatives (total company)  (20%)

2)             Business Unit Performance (40% for all employees)

a.               Revenue Generating Business Units Performance

Revenue Generating Business Unit Performance is determined by the weighted average of the following:

1)	BMG:
Revenue (40%)
Operating Margin (40%)
Imperatives (20%)

2)	Wholesale:
Revenue (20%)
Operating Margin (60%)
Imperatives (20%)

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.

2009 Qwest Management Bonus Plan Summary

3)	Mass Markets:
Revenue (40%)
Operating Margin (40%)
Imperatives (20%)

b.	Product Management and Information Technologies Performance
Product Management and IT Performance is determined by the weighted average results from BMG, Mass Markets and Wholesale Markets:

Revenue (20%)
Operating Margin (30%)
Capital Expenditures (30%)
Imperatives (20%)

c.	Network Operations Performance
Network Performance is determined by the weighted average of:

Operating Margin (total company) (20%)
Capital Expenditures (40%)
Expense (20%)
Imperatives (20%)

d.	Executive, Federal Relations, Finance, Legal, Corporate Relations and Public Policy Performance is determined by the average of BMG, Wholesale, Mass Markets and Network performance.

All performance targets for each measure will be established at the beginning of 2009 and approved by the Board of Directors.

3)    Individual Performance:

Individual Performance is determined in an evaluation by the supervising manager of overall employee performance compared to established performance objectives and behaviors exhibited by the employee compared to Qwest’s brand attributes and values.

Individual bonus awards will be computed by multiplying the weighted result of the Corporate and Business Unit Performance scores by Individual Performance score.

Each of the above financial performance targets may be based on non-GAAP measures including adjustments to the reported GAAP financial statements as determined at the end of the year and approved by the Board of Directors.  Imperative achievement is based on a qualitative evaluation of non-financial performance objectives by our CEO.  The Board of Directors will certify performance attainment and approve payout prior to payout date.  The Board of Directors may consider the impact of any one time or unusual items in determining the percentage achievement of any performance target.

Nothing in the 2009 Qwest Management Bonus Plan is intended to modify the “At-Will” nature of Qwest employees’ employment.  All Qwest management employees are employed “At-Will.”  This means either the employee or the company may terminate the employee’s employment with or without cause at any time, and without advance notice, procedure or formality.

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.